UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 30, 2016

Bioptix, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155337
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1775 38th Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(303) 545-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  This Current Report on Form 8-K/A is being filed to report the second stage merger transaction between two subsidiaries of Bioptix, Inc., formerly known as Venaxis, Inc. (the "Company") to complete the acquisition of BiOptix Diagnostics, Inc.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 30, 2016, Venaxis Sub Inc., a Delaware corporation ("Venaxis Sub"), a wholly owned subsidiary of the Company, merged (the "Merger")  with and into BiOptix Diagnostics, Inc., a Delaware corporation and majority-owned subsidiary of Venaxis Sub ("BiOptix"), pursuant to an Agreement and Plan of Merger, dated November 30, 2016, by and between BiOptix and Venaxis Sub (the "Merger Agreement"). In the Merger, each share of common stock, par value $0.001 per share of BiOptix, except for shares owned by Venaxis Sub, or shares held by a BiOptix stockholder who perfects his, her or its appraisal rights in connection with the Merger, converted into the right to receive cash consideration, upon the terms and subject to the conditions set forth in the Merger Agreement. The aggregate cash consideration paid in the Merger was approximately $28,000 for acquisition of the remaining 1.1% of the outstanding voting securities of BiOptix.
The Merger completed the Company's acquisition of BiOptix, which was initiated pursuant to a Stock Purchase Agreement, dated September 12, 2016, by and among the Company, Venaxis Sub and BiOptix (the "Stock Purchase Agreement").  Pursuant to the Stock Purchase Agreement, the Company acquired 98.9% of the outstanding voting stock of BiOptix.  As a result of the Merger, BiOptix, the surviving corporation in the Merger, became a wholly owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bioptix, Inc. (formerly known as Venaxis, Inc.) (Registrant)
December 1, 2016	By:	/s/ Jeffrey G. McGonegal
		Name:	Jeffrey G. McGonegal
		Title:	Chief Financial Officer